EXHIBIT 99.1

FOR IMMEDIATE RELEASE: April 10, 2017

Aspen Group, Inc. Announces Closing of $7.5 Million Equity Financing

NEW YORK, NY –April 10, 2017 - Aspen Group, Inc. (OTCQB: ASPU), a postsecondary education company, announced today the closing of a $7.5 million common stock private placement to institutional and accredited investors.

New and existing shareholders participating in the offering included Kinderhook Partners, Alvin Fund, Goudy Park Capital, Unterberg Capital, P.A.W. Capital Partners, Director Malcolm F. MacLean IV, among others.

The company intends to utilize the proceeds for working capital purposes, to repay all its existing long-term outstanding debt including the retirement of its $3 million revolving credit line, and to complete the acquisition of a regionally accredited for-profit university assuming it is consummated.

Chairman and CEO Michael Mathews commented, "This offering significantly improves our balance sheet, deleverages the company and increases our stockholders’ equity by approximately $6.9 million which satisfies Nasdaq’s equity threshold requirement in anticipation of uplisting later this year.  The stronger financial position also affords the management team the additional flexibility needed to capitalize on the existing opportunities that lie ahead and puts us in great position to execute on our long-term plan.”

Lake Street Capital Markets acted as the sole placement agent for the offering.

About Aspen Group, Inc. (OTCQB: ASPU)

Aspen Group, Inc. is a post-secondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty; 57% of Aspen University’s faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Media Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159